EXHIBIT 3.1

2002 RESTATED ARTICLES OF INCORPORATION

OF

BIOJECT MEDICAL TECHNOLOGIES INC.

ARTICLE I

Name

The name of the corporation (the “Corporation”) shall be Bioject Medical Technologies Inc.

ARTICLE II

Duration

The Corporation’s duration shall be perpetual.

ARTICLE III

Purposes

The purposes for which the Corporation is organized are:

Section 1.  In general, to carry on any lawful business whatsoever which is calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the value of its properties.

Section 2.  To engage in and carry on any lawful business or trade and exercise all powers granted to a corporation formed under the Oregon Business Corporation Act, including any amendments thereto or successor statute that may hereinafter be enacted.

ARTICLE IV

Authorized Capital Stock

Section 1.  Classes.  After giving effect to the reverse stock split set forth in Section 1.1, the Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) ; the authorized number of shares of Common Stock shall be One Hundred Million (100,000,000), without par value; the authorized number of shares of Preferred Stock shall be Ten Million (10,000,000), without par value.

Section 1.1.                        Each five shares of issued and outstanding Common Stock of this Corporation were, on October 13, 1999 (which was the effective date of the Corporation’s previous Amended and Restated Articles of Incorporation), automatically reclassified into one share of Common Stock of this Corporation, thereby giving effect to a one-for-five reverse stock split (the “Reverse Stock Split”).  All outstanding rights and obligations (including option plans, stock options and the exercise price thereof, stock purchase warrants and the exercise prices thereof and the conversion terms of the Corporation’s shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock) relating to this Corporation’s Common Stock were on that date mathematically adjusted to reflect the Reverse Stock Split so that the proportionate ratio of such rights and obligations to the reclassified shares was equal to the proportionate ratio of such rights and obligations to the shares outstanding immediately prior to such reclassification.  In lieu of the issuance of any fractional shares that otherwise resulted from the Reverse Stock Split, the Corporation issued to any shareholder that would have otherwise received fractional shares one whole share, the additional shares thereby issued being taken from authorized but theretofore unissued shares of Common Stock.

Section 2.  Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  The board of directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Designation of Rights and Preferences of Series A Convertible Preferred Stock,

Series B Convertible Preferred Stock and Series C Convertible Preferred Stock

Section 2.1.  Definitions.  The following terms shall have the respective meanings ascribed to them below.

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which federally-chartered banks located in New York, New York or Portland, Oregon are permitted by law to be closed.

“Closing Date” shall mean October 15, 1997.

“Closing Price” at any date shall mean the last reported sale price of the Common Stock on the NASDAQ Stock Market or other principal market of the Common Stock on such date.

“Common Stock” shall mean, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation (other than any Preferred Stock) hereafter authorized that is not limited to a fixed amount of percentage of par or stated value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” shall mean shares of the Corporation’s Common Stock issuable upon the conversion of any shares of Preferred Stock.

“Excluded Stock” shall mean (i) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, or upon conversion of shares of the Preferred Stock,  (ii) up to 3,650,000 shares of Common Stock (or Rights (as defined below)) therefor issued to directors, officers or employees of the Corporation or its affiliates  (or in the case of options, granted at an exercise price) at less than Fair Value under a duly-enacted stock option or compensation plan, or (iii) any shares of Common Stock issuable upon exercise of any warrants currently outstanding or warrants which the Corporation has committed, as of October 15, 1997, to issue in the future.

“Fair Value” shall mean the fair market value of any securities or assets as reasonably and in good faith determined by the Board.

“Junior Securities” shall mean any of the Corporation’s equity securities (whether or not currently authorized) that are junior in liquidation preference to the Preferred Stock.

“Liquidation Value” of any share of Series A Preferred Stock or Series B Preferred Stock as of any particular date shall be equal to $15.00 per share.  Liquidation Value of Series C Preferred Stock is the Series C Issuance Price.

“Market Price” of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 p.m., New York time, or, if on any day such security is not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the 10 trading days preceding the determination date.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ Stock Market or the over-the-counter market, the “Market Price” shall be the Fair Value thereof.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, or, as the context requires, all such series of preferred stock of the Corporation.

“Preferred Issuance Price” shall mean the purchase price per share for the Series A Preferred Stock, which is $15.00, and the purchase price per share for the Series B Preferred Stock, which is $15.00.

“Series C Issuance Price” means the original price per share at which Series C Preferred Stock is issued.

“Subsidiary” shall mean any Person of which the shares of outstanding capital stock or other equity interests, as the case may be, possessing the voting power under ordinary circumstances in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through subsidiaries.

Section 2.2.  Preferred Stock.  (a)  Series A Preferred Stock. 1,235,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series A Preferred Stock are required as set forth herein, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate actions and make all necessary or appropriate filings in connection therewith.

(b)  Series B Preferred Stock. 200,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).  Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series B Preferred Stock are required as set forth herein, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate action and make all necessary or appropriate filings in connection therewith.

(c)  Series C Preferred Stock. 500,000 shares of the preferred stock, without par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  Such amount shall be adjusted by the Corporation in the event that any adjustments to the Series C Preferred Stock are required as set forth herein, and, in connection therewith, the Corporation shall promptly take all necessary or appropriate action and make all necessary or appropriate filings in connection therewith.

Section 2.3.  Dividends.  (a)  General.  (1)  Series A Preferred Stock.  Each outstanding share of Series A Preferred Stock shall accrue from the date of issuance through October 15, 2001 a dividend equal to 9% per annum of the Preferred Issuance Price of Series A Preferred Stock, compounded semiannually beginning on September 2, 1998; such dividend shall be paid by the issuance of additional shares of Series A Preferred Stock, based upon a value equal to the Preferred Issuance Price.

(2)  Series B Preferred Stock. The holder of each share of Series B Preferred Stock shall be entitled to receive, pro rata among such holders and on a pari passu basis with the holders of the Series C Preferred Stock and the holders of Common Stock, as if the Series B Preferred Stock had been converted into Common Stock immediately prior to the record date in respect thereof, when and as declared by the Board out of funds legally available for the declaration and payment of dividends, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid in respect of the Common Stock.  Except as set forth above, such holders shall not be entitled to receive any dividends.

(3)  Series C Preferred Stock. The holder of each share of Series C Preferred Stock shall be entitled to receive, pro rata among such holders and on a pari passu basis with the holders of the Series B Preferred Stock and the holders of Common Stock, as if the Series C Preferred Stock had been converted into Common Stock immediately prior to the record date in respect thereof, when and as declared by the Board out of funds legally available for the declaration and payment of dividends, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid in respect of the Common Stock.  Except as set forth above, such holders shall not be entitled to receive any dividends.

(b)  Payment of Dividends.  (1)      Series A Preferred Stock. Dividends accrued and unpaid on shares of Series A Preferred Stock shall be payable in accordance with Section 2.3(a)(1) above.

(2)  Series B Preferred Stock. Dividends payable in respect of the Series B Preferred Stock shall be paid as and when dividends are paid in respect of the Common Stock.

(3)  Series C Preferred Stock. Dividends payable in respect of the Series C Preferred Stock shall be paid as and when dividends are paid in respect of the Common Stock.

(4)  Change in Dividend Rate.  If the Corporation shall fail to declare or pay a dividend on a date on which dividends are to be compounded pursuant to Section 2.3(a)(1) hereof, dividends on each share of Series A Preferred Stock shall thereupon begin to accrue at the rate of 9% of the sum of (a) the Preferred Issuance Price and (b) accrued and unpaid dividends on such date.  If a dividend that was accrued and unpaid on a date dividends are to be compounded is subsequently paid, the rate at which dividends accrue shall thereupon be lowered to reflect such payment.

Section 2.4.  Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, each holder of Preferred Stock shall be entitled to receive from amounts remaining after satisfaction of creditors and holders of securities (if any) with liquidation preferences senior to the Preferred Stock, and pro rata based on the respective outstanding liquidation preferences with holders of securities with a liquidation preference pari passu to the Preferred Stock, an amount equal to the Liquidation Value, plus accrued and unpaid dividends thereon, per share multiplied by the number of shares of Preferred Stock, held by such holder, until paid in full, in preference and priority to any distribution to any holder of Junior Securities.  The Corporation shall provide written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of any shares of Preferred Stock.

Section 2.5.  Voting Rights.  (a)  No Voting.  Except as provided in Section 2.5(b) below or as required by the Oregon Business Corporation Act, the outstanding shares of Preferred Stock shall not be entitled to vote on any matter as to which stockholders of the Corporation shall be entitled to vote.

(b)  Special Voting Rights. The Corporation shall not, without first obtaining the affirmative vote or written consent of a majority in interest of the Series A Preferred Stock, voting as a class:

(1)  amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or By-laws if such action would adversely alter preferences, rights, privileges or powers of, or the restrictions provided herein for the benefit of, the Series A Preferred Stock;

(2)  create a series of Preferred Stock with a liquidation preference senior to the Series A Preferred Stock;

(3)  effect any merger, consolidation or similar transaction; or

(4)  increase or decrease the number of authorized shares of Series A Preferred Stock, except as required by Section 2.2 hereof.

Section 2.6.  Conversion.  (a)  Series A Preferred Stock. All holders of Series A Preferred Stock issued as of December 12, 2001, shall have the right to convert at any time each share of Series A Preferred Stock into two shares of Common Stock as of such date (which amount gives effect to the Reverse Stock Split described in Section 1.1), subject to Section 2.6(e) below (the “Antidilution Adjustments”).

(b)  Series B Preferred Stock. Series B Preferred Stock is convertible in the same manner and subject to the same terms and conditions as provided for in Section 2.6(a) above with respect to the holders of Series A Preferred Stock.

(c)  Series C Preferred Stock.All holders of Series C Preferred Stock issued as of December 12, 2001 shall have the right to convert at any time each share of Series C Preferred Stock into two shares of Common Stock as of such date (which amount gives effect to the Reverse Stock Split described in Section 1.1), subject to the Antidilution Adjustments.

(d)  Conversion Procedure.  (1)  Before any holder of shares of Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

(2)  Each conversion of any shares of Preferred Stock shall be deemed to have been effected on the close of business on the date on which the certificate or certificates representing such Preferred Stock to be converted have been surrendered at the principal corporate office of the Corporation or the office of any transfer agent for the Preferred Stock.  At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as a holder shall cease, the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(3)  As soon as possible after a conversion has been effected (but in any event within five business days in the case of clause (6) below), the Corporation or its transfer agent shall deliver to the converting holder:

(i)  a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii)  payment in an amount equal to the amount payable under clause (6) below with respect to such conversion.

(4)  The issuance of certificates for shares of Conversion Stock upon conversion of the Preferred Stock shall be made without charge to the holders of such Preferred Stock for any cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(5)  The Corporation shall not close its books against the transfer of the Preferred Stock or of Conversion Stock issued or issuable upon conversion of the Preferred Stock in any manner which interferes with the timely conversion of the Preferred Stock.  The Corporation shall assist and cooperate with any holder of the Preferred Stock or Conversion Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitations, making any filings required to be made by the Corporation).

(6)  If any fractional interest in a share of Conversion Stock would, except for the provisions of this clause (6), be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(7)  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding shares of Preferred Stock.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance and except for filings, notices of applicability and permissions solely within the control of, or laws and regulations solely applicable to, the holders of the Preferred Stock).

(e)  Anti-dilution Adjustments.  (1)  Changes in Common Stock.  In case the Corporation shall at any time or from time to time after October 13, 1999 (i) pay a dividend or make any other distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock or (iv) issue any shares of its capital stock or other assets in a reclassification or reorganization of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing entity), then the number and kind of shares of capital stock of the Corporation or other assets that may be received upon the conversion of the Preferred Stock shall be adjusted to the number of shares of Conversion Stock and amount of any such securities, cash or other property of the Corporation which the holders would have owned or have been entitled to receive after the happening of any of the events described above had the Preferred Stock been converted immediately prior to the record date (or, if there is no record date, the effective date) for such event.  An adjustment made pursuant to this clause (1) shall become effective upon the effective date of such payment, sub-division, combination or issuance as described above.  Any Conversion Stock or other assets to be acquired as a result of such adjustment shall not be issued prior to the effective date of such event.  For the purposes of this clause (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(2)  Issuance of Rights.  In case the Corporation shall issue to all holders of its Common Stock rights, options or warrants to subscribe for or purchase, or other securities exchangeable for or convertible into, shares of Common Stock that are not distributed to holders of Preferred Stock (any such rights, options, warrants or other securities, collectively, “Rights”) (excluding rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest and excluding any Excluded Stock) at a subscription offering, exercise or conversion price per share (as defined below, the “offering price per share”) which, before deduction of customary discounts and commissions, is lower than the current Market Price per share of Common Stock on the record date of such issuance or grant, whether or not, in the case of Rights, such Rights are immediately exercisable or convertible, then the number of shares of Conversion Stock issuable upon conversion of the Preferred Stock shall be adjusted by multiplying the number of shares of Conversion Stock issuable upon conversion of the Preferred Stock immediately prior to any adjustment in connection with such issuance or grant by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding (exclusive of any treasury shares) on the record date of issuance or grant of such Rights plus the number of shares which the aggregate offering price (as defined below) of the total number of shares of Common Stock so offered would purchase at the current Market Price per share of Common Stock on the record date, and the numerator of which is the number of shares of Common Stock outstanding plus the aggregate number of shares of Common Stock issuable upon exercise of the rights.  Such adjustment shall be made immediately after the record date for the issuance or granting of such Rights.  For purposes of this clause, the “offering price per share” of Common Stock shall, in the case of Rights, be determined by dividing (x) the total amount received or receivable by the Corporation in consideration of the issuance of such Rights plus the total consideration payable to the Corporation upon exercise thereof (the “aggregate offering price”), by (y) the total number of shares of Common Stock covered by such Rights.

(3)  Dividends and Distributions.  In case the Corporation shall distribute to all holders of Common Stock any dividend or other distribution of evidences of its indebtedness or other assets (in each case other than cash dividends and other than as provided in clause (1) above in which the holders of the Preferred Stock are otherwise entitled to share, as provided herein) or Rights, then, in each case, all holders of the Preferred Stock shall be entitled to receive all of the same dividends, distributions or Rights, as the case may be, as the holders of Common Stock, on an as-converted basis, as and when distributed to the holders of Common Stock, at such time, if any, that the holders of the Preferred Stock shall have elected to convert such stock to Common Stock, as provided herein.

(4)  Computations.  For the purpose of any computation under clauses (1) and (2) above, the current Market Price per share of Common Stock at any date shall be as set forth in (i) the definition of Market Price for the 10 consecutive trading days commencing 20 trading days prior to the earlier to occur of (A) the date as of which the Market Price is to be computed or (B) the last full trading day before the commencement of “ex-dividend” trading in the Common Stock relating to the event giving rise to the adjustment required by clause (1) or (2) or (ii) any other arm’s-length adjustment formula that the Board may use in good faith.  In the event the Common Stock is not then publicly traded or if for any other reason the current market price per share cannot be determined pursuant to the foregoing provisions of this clause (4) the current market price per share shall be the Fair Value thereof.

(5)  Securities.  For the purpose of this Section 2.6, the term “shares of Common Stock” shall mean (i) the class of stock designated as Common Stock, without par value, of the Corporation on the date of filing this Certificate or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

(6)  Re-Adjustment.  If, at any time after any adjustment to the number of Shares of Conversion Stock issuable upon conversion of the Preferred Stock and the Conversion Price shall have been made pursuant to clause (2) of this Section 2.6, any rights, options, warrants or other securities convertible into or exchangeable for shares of Common Stock shall have expired, or any thereof shall not have been exercised, the Conversion Price and the number of shares of Conversion Stock issuable upon conversion of the Preferred Stock shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock offered were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options or warrants and (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation for the issuance, sale or grant of all such rights, options or warrants whether or not exercised; provided, further that no such readjustment shall have the effect of increasing the Conversion Price or decreasing the number of shares of Conversion Stock issuable upon conversion of the Preferred Stock by an amount (calculated by adjusting such increase or decrease as appropriate to account for all other adjustments pursuant to this Section 2.6 following the date of the original adjustment referred to above) in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options or warrants.

(e)  Reorganization, Reclassification Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change”.  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to ensure that each of the holders of each share of the Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to ensure that the provisions of this Section 2.6 hereof shall thereafter be applicable to the Preferred Stock.  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f)  Notices.  (1)  Immediately upon any adjustment of the number of shares issuable upon conversion of the Preferred Stock, the Corporation shall give written notice thereof to all holders of the Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(2)  The Corporation shall give written notice to all holders of the Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record of determining rights to receive any dividends or distributions.  The Corporation shall also give written notice to the holders of the Preferred Stock at least 30 days prior to the date on which Organic Change shall occur.

Section 2.7.  Registration of Transfer.  The Corporation shall keep a register for the registration of the record holders of the Preferred Stock.  Upon the surrender of any certificate representing any shares of Preferred Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense, provided that the holder will be responsible for any transfer taxes if the certificate is register in a new name) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of the Preferred Stock, as applicable, represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares of the Preferred Stock, as applicable, as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 2.8.  Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder and an undertaking of indemnity from a creditworthy indemnitor shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 2.9.  Amendment and Waiver.  No amendment, modification or waiver shall be binding or effective with respect to any provision of Section 2.1 through Section 2.10 of these Articles of Incorporation without the prior written consent of a Majority in Interest of each of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock outstanding at the time such action is taken.

Section 2.10.  Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier or telecopy service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Section 3.                                 Additional Preferred Stock.  This Section 3 sets forth the designation, preferences, limitations and relative rights of a series of Preferred Stock of the corporation as determined by the board of directors of the corporation pursuant to its authority under Oregon Revised Statutes 60.134 and Section 2 of Article IV of these Articles of Incorporation.

Section 3.1.                        Designation and Amount.  The shares of such series shall be designated as “Series R Participating Preferred Stock” and the number of shares constituting such series shall be 125,000.

Section 3.2.                        Dividends and Distributions

(a)                                  The holders of shares of Series R Participating Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the purpose, dividends in an amount per share equal to 1,000 (the “Adjustment Number”) multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the corporation (the “Common Stock”) after the first issuance of any share or fraction of a share of Series R Participating Preferred Stock.

(b)                                 The corporation shall declare a dividend or distribution on the Series R Participating Preferred Stock as provided in subparagraph 3.2(a) at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock).

(c)                                  Dividends shall not be cumulative.  Unpaid dividends shall not bear interest.  Dividends paid on the shares of Series R Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 3.3.                        Voting Rights.  The holders of Series R Participating Preferred Stock shall have the following voting rights:

(a)                                  Each share of Series R Participating Preferred Stock shall entitle the holder thereof to the number of votes equal to the Adjustment Number then in effect on all matters submitted to a vote of the shareholders of the corporation.

(b)                                 Except as otherwise provided herein or by law, the holders of Series R Participating Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

Section 3.4.                                   Certain Restrictions

(a)                                  Whenever dividends or distributions payable on the Series R Participating Preferred Stock as provided in Section 3.2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series R Participating Preferred Stock outstanding shall have been declared and paid in full, the corporation shall not in such fiscal year

(i)                                     declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Participating Preferred Stock except dividends paid ratably on the Series R Participating Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and dividends or distributions payable in Common Stock;

(ii)                                  purchase or otherwise acquire for consideration any shares of Series R Participating Preferred Stock or any shares of stock ranking on a parity with the Series R Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)                                 The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under subparagraph 3.4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 3.5                           Restriction on Issuance of Stock; Reacquired Stock.  The corporation shall not issue any shares of Series R Participating Preferred Stock except upon exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated as of June 25, 2002, between the corporation and American Stock Transfer & Trust Company (the “Rights Agreement”), a copy of which is on file with the secretary of the corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request.  Any shares of Series R Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof.  All such shares shall upon any such restoration become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by the board of directors, subject to the conditions and restrictions on issuance set forth herein.

Section 3.6                           Liquidation, Dissolution or Winding Up

(a)                                  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Participating Preferred Stock unless, prior thereto, the holders of shares of Series R Participating Preferred Stock shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the “Series R Liquidation Preference”).  Following the payment of the full amount of the Series R Liquidation Preference, no additional distributions shall be made to the holders of shares of Series R Participating Preferred Stock.

(b)                                 In the event that there are not sufficient assets available to permit payment in full of the Series R Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank senior to or on a parity with the Series R Participating Preferred Stock, then assets shall be distributed first to holders of any series of Preferred Stock ranking senior to the Series R Participating Preferred Stock to the extent of their liquidation preferences and such remaining assets shall be distributed ratably to the holders of Series R Participating Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

Section 3.7                           Consolidation, Merger, etc.  In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series R Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 3.8                           Anti-Dilution, Adjustments to Adjustment Number.  In the event the corporation shall at any time after July 19, 2002 (the “Rights Declaration Date”) (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding shares of Common Stock, or (c) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purpose of this Section 3 of Article IV shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.  In the event the corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement) of the Common Stock on such record date, then in each such case the Adjustment Number for all purposes of this Section 3 of Article IV shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement).  In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors.  Shares of Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation.  Such adjustment shall be made successively whenever such a record date is fixed.  In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this paragraph 3.8 if only the rights, options or warrants that were exercised had been issued.

Section 3.9                           No Redemption.  Shares of the Series R Participating Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof.  Notwithstanding the foregoing sentence, the corporation may acquire Series R Participating Preferred Stock in any other manner permitted by law.

Section 3.10                     Amendment.  Subsequent to the Distribution Date (as defined in the Rights Agreement) these articles of incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series R Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series R Participating Preferred Stock, voting separately as a class.

Section 3.11                     Fractional Shares.  Shares of Series R Participating Preferred Stock may be issued in fractions of a share in integral multiples of one one-thousandth of a share, which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series R Participating Preferred Stock.

ARTICLE V

Preemptive Rights

The owners of shares of stock of the Corporation shall not have preemptive rights to subscribe for or purchase any part of new or additional issues of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

ARTICLE VI

Cumulative Voting

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for those election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.

ARTICLE VII

Limitation of Directors’ Liability

A director shall have no liability to the Corporation or its shareholders for monetary damages for conduct as a director, except for (a) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director; (c) conduct violating ORS 60.367; or (d) any transaction from which the director derives an improper personal benefit.  If the Oregon Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Oregon Business Corporation Act as so amended.  Any repeal or modification of this Article shall not adversely affect any right or protection of a director that exists at the time of such repeal or modification and that extends to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE VIII

Bylaws; Amendment of Articles

Section 1.  Bylaws.  The board of directors shall have full power to adopt, alter, amend or repeal the Bylaws or adopt new Bylaws.  Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

Section 2.  Amendment of Articles.  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute.  All rights of shareholders of the Corporation are granted subject to this reservation.

ARTICLE IX

Directors

Section 1.  Number of Directors.  The Board of Directors shall consist of not less than six nor more than eleven, the exact number to be set as provided herein.  Until increased or decreased as provided herein, the Board of Directors shall consist of eight members.  The Board of Directors is authorized to increase or decrease the size of the Board of Directors (within the range specified above) at any time by the affirmative vote of two-thirds of the directors then in office.  Without the unanimous consent of the directors then in office, no more than two additional directors shall be added to the Board of Directors in any 12-month period.  Without the unanimous approval of the directors then in office, no person who is affiliated as an owner, director, officer, employee or consultant of a company or business deemed by the Board of Directors to be competitive with that of the Corporation shall be eligible to serve of the Board of Directors of the Corporation.

Section 2.  Classified Board.

The Board shall be divided into three classes:  Class I Directors, Class II Directors and Class III Directors.  Each such class of directors shall be nearly equal in number of directors as possible.  Each director shall serve for a term ending at the third annual shareholders’ meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected as Class I Directors shall serve for a term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes.  Notwithstanding the foregoing, each director shall serve until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes.  When the Board fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.  The terms of any director elected by the Board to fill a vacancy will expire at the next shareholders meeting at which directors are elected, despite the class such director has been elected to fill.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.  Removal of Directors.  Directors may be removed only for cause.  For purposes of this Amendment, “cause” shall mean that the director has: (i) committed an act of fraud or embezzlement against the Corporation; (ii) been convicted of, or plead nolo contendre to a crime involving moral turpitude; (iii) failed to perform the director’s duties as a director and such failure constitutes a breach of the director’s duty of loyalty to the Corporation or provides an improper personal benefit to the director.

ARTICLE X

Shareholder Approval Of Certain Events

Notwithstanding any provision of Articles of Incorporation, as amended, or Bylaws of the Corporation, and notwithstanding the fact that some lesser percentage may be allowed by law, any amendment, change or repeal of Articles IX or X, or any other amendment of the Articles of Incorporation, as amended, which would have the effect of modifying or permitting circumvention of the provisions of Articles IX or X, shall require the following shareholder votes:  (i) the affirmative votes of 75 percent of all outstanding shares of the Corporation entitled to vote on the matter, voting together as a single class; and (ii) if any shares of the Corporation are entitled to vote on the matter as a separate group, the affirmative vote of 75 percent of such shares, voting separately.